Exhibit 3.49

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

OF

BROOKWOOD DIAGNOSTIC CENTER OF TAMPA, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation hereby adopts the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is Brookwood Diagnostic Center of Tampa, Inc.

2. The amendment adopted is as follows:

Article 1 shall be deleted and replaced in its entirty with the following:

“The name of the corporation (“Corporation”) is IASIS Florida Physicians Group, Inc.”

3. The amendment was duly adopted on June 21, 2007 by the Board of Directors of the Corporation pursuant to an action on written consent in accordance with Section 242 of the DGCL. The amendment was duly adopted by the sole stockholder of the corporation on June 21, 2007 in accordance with Section 228 of the DGCL.

Dated as of June 22, 2007.

BROOKWOOD DIAGNOSTIC CENTER OF TAMPA, INC.

By:	/s/ Karen H. Abbott
Name:	Karen H. Abbott
Title:	Assistant Secretary